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                                                                    EXHIBIT 23-1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CKE Restaurants, Inc. and Subsidiaries:

    We consent to incorporation by reference in the Registration Statements (Nos. 333-76377, 333-51103, 333-52633, 333-62421, 33-56313, 33-55337, 333-12399,
33-53089-01, 2-86142-01, 33-31190-01 and 333-12401) of CKE Restaurants, Inc. and
Subsidiaries of our report dated March 18, 1999, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1999, which report appears in the January 31, 1999 Annual Report on Form 10-K of CKE Restaurants, Inc. and Subsidiaries.

                                             KPMG  LLP




Orange County, California
April 26, 1999